Exhibit 99.2

Tidewater

February 5, 2013

2:10 PM ET

Analyst:	All right. We’re going to keep things moving. I have Joe Bennett from Tidewater. For those of you who don’t know Tidewater, Tidewater is the largest offshore supply boat operator in the world. They have a diverse fleet servicing pretty much all major global basins with the exception of the North Sea.

And with that I’ll turn it over to Joe.

Joseph Bennett:	Thank you, Greg. Always good to be back here. I was trying to think back here; this is my eighth or ninth year in a row and I’m always amazed that coming to this conference on a day like this, and especially a 12:15, right in the middle of lunch, I’m impressed with people that are sitting in this room and appreciate your time. If I had a little time, I’d be out on the slopes, too, so I appreciate you coming and listening to Tidewater’s story.

We’re pretty excited about where we are. Over my eight or nine years of presenting here, as you can imagine, early in that time period it was pretty good times. And we went through a period of three, four years; the last three or four that have been so-so, and here we are climbing out of it again. So hopefully you’ll feel my optimism, my enthusiasm for where we are in the cycle. We believe we’re very early on. I listened to the end of David’s presentation there and hearing his opinions about the strengths of specifically the jackup market is music to my ears and you’ll see why in a second.

Our forward-looking disclaimer; you see enough of those during this conference.

Let me go through a few key takeaways. People that have seen this presentation, it doesn’t change much over the years, to be perfectly honest. Our strategy has been rather consistent over time. We’ve for the past 12 years been primarily rebuilding our fleet. Dean Taylor took over our CEO role 12 years ago and was handed the keys to 500 aging vessels, and off he went up until his retirement this past year rebuilding our fleet and has done so, we think, in a good way.

But at the same time, the focus never wavering from having a safe operation, operating excellence. And I added compliance on here because when you’re about 95% international as we are and anybody else that has that kind of geographic spread, the compliance program, FCPA matters and others, adhering to laws of all the various countries that we operate in have become more and more important to our day-in-day-out business.

Our annual report theme last year and we’re a March year-end, so we just for people that don’t know just put out our earnings for the December quarter on Friday. So the timing of this conference is always very good for us. But we used last year “The Tide is Turning.” It continues to turn.

We see continued improvement in the working rig count. That happened all through calendar ’12 and even in the last few weeks or last month of January a continued improvement in the working rig count. And it’s certainly impacting our deep water vessels, and more specifically as you’ll see in a second, our jackup support vessels.

We have a history of earnings growth and solid returns. All of these will be touched upon during my presentation. Unmatched scale and scope of operations; what’s different about us than any other OSV operator is we’re basically anywhere where there is oil and gas being explored for, developed or whatever. So I always tell people, I don’t care what rig type goes to work; I don’t care where it goes to work; Tidewater is there. And if we’re not there, we’ll be there soon enough, if the work is good and viable. And that’s different than anybody else in the OSV space.

We’re the largest and now can say the newest fleet in the industry, and you’ll see a slide in regards to that; and still, having spent $4 billion over the last 12 years, still have a balance sheet that is still very, very much under control. As the previous presenter said, we know we live in an environment, in an industry that goes up and down. And to us, adding financial risk on top of operational risk is not where we want to be.

We will continue to be a fairly conservative company, disciplined, keep our balance sheet clean and be prepared for the left hook, when it does come. It is difficult to predict the downturns in our business, and we want to be prepared for it financially to be able to handle it as we did the last three or four years.

We begin all of our presentations with safety. Whether you want to hear it or not or our investors, our customers, our own employees every single internal and external meeting at Tidewater is begun with safety. We use “holding the head of a snake.” We’ve used that for five, six, seven years now. “Don’t let the head of the snake go or it will bite you.” It certainly will in our business with accidents. It is ripe for opportunities to have safety incidents, whether that be for us for a hull running into a platform, hurting individuals , our employees, our customers, et cetera. We don’t want any of those.

Here’s our total recordable incident rate our rate per 200,000 man-hours compared to some of our customers; some entities that are known for good safety performance. And you see Tidewater in the blue bar outperforms all of them. On a year-to-date basis our TRIR — total recordable incident rate — is 0.17. I’ll compare that to anybody in the OSV space and would suggest that it’s better than anyone that I’ve ever seen disclose that number. You go to our website, you’re going to see our safety statistics. We’re proud of them even when we have incidents. It is not without incident because we battle this every single day, but we’re very proud of it and does make a difference with our customer base.

So let’s get into the business a little bit more. What truly drives our business is working rig count. And we can bifurcate all we want and rightfully so between shallow water, deep water. And you see what has happened. This is the working rig count, offshore rig count, divided between the two groups and what has happened over the last several years. And you can see actually the prior peak was in the summer of ‘08, right before the financial crisis hit, where the working jackup market was at its all-time high and the floater market just continued to improve.

What has happened since then? The floater market continued to improve almost unabated, as you see by this slide; and specifically in the last year or so in a real uphill climb, which is great. The jackup market was the one that got hit the most severely globally. So down it went from what was about 375 or so down to about 300.

And where are we now and what has happened in the last year or so? Why are we so optimistic on the total rig count and the drivers of our business? Well, look at what happened in the last couple of quarters. The jackup market continues to grow significantly and is up to about 381 right now. So this bodes real well.

How does that then blend with the boat count and the demand for our boats? Well, here’s the working rigs at three different points in time. I went back to the prior peak, I went back to the trough of the market a couple years, and currently. So you see the working rig count dropped down, came back up again. The rigs under construction dropped down, came back up again. Now, we’re just short of 200 rigs, almost equally split between shallow water and deep water, jackup and floater market, and an OSV population at least per ODS Petrodata, which is where we get these numbers from has continually increased.

I think what’s lost in these numbers is while ODS does a really good job of accumulating this, them recognizing when an old boat goes out of business or at least leaves the industry and becomes a fishing boat or a crabbing boat or is moving cargo in the Caribbean or becomes a dive boat is very difficult. So I think these numbers are a tad overstated, and you’ll see on the next slide the current count of about 2,800, 2,900 OSVs include 750 that are 25 years old or older. Customers don’t want old boats anymore.

So our belief is that of the 750 old boats, about half of those are already stacked and held for sale and are being disposed of; and the other ones will be leaving our industry in the next year or so. And we’re the biggest owner of old boats, or at least were, so we can easily tell you that, that that is what’s happening. It’s not added discipline on the OSV operator side; it really is the operators ,the customers not wanting the old boats anymore. Even at cheaper rates they don’t want the old boats.

And keep in mind, of those 750 boats, the vast majority of those are towing supply vessels. Those are vessels that are geared to the jackup market. Just keep that in mind because I’ll circle back to that point.

The OSVs under construction have come down; have recovered a bit. But, the good thing is they’re not going crazy. And certainly this industry has had a reputation at times of overbuilding. The 426 vessels under construction is not a terrible number given that 750 boats we believe in the next year or so will exit the market, and given about 200 new rigs being delivered over a similar timeframe. It’s a pretty good macro view.

If you were to break out those 426 boats under construction, a little less than 100 are towing supply vessels for the jackup market. So again, keep that in mind; a big number are going out of towing supply vessels for the jackup market and a fairly minimal number is being built today. The rest are deep water vessels that are being built, and being built into a good marketplace.

The boat-to-rig ratio is one that we track. It is a very 30,000-foot type trend line to track. And what we’ve seen over time is when that calculation and the calculation is the global population of boats divided by working rigs, when that is 4 or less than the boats out of the businesses having a good time, utilization is strong; day rates are improving or doing very, very well. When it’s above 4, not as much. So you can see how bad it got during the trough of the market and where we are today.

Again, if you split that up between the floater market and the jackup, the floater market boat-to-rig ratio would already be well below 4, and therefore the day rates are where they are today, at prior to the last peak, better than those type rates. So we’re moving in the right direction.

Where can it go? A what-if scenario. Well, if I just take the working rig count and say, look, I’m not saying over the next two years all 192 rigs get delivered and they’re all incremental; let’s just take your own guess at what it may be. I’m saying only in this case less than 80 of those are incremental. I think it’ll be greater than that, but let’s just assume that. And let’s make an assumption that I’m right, that the old boats go away; all these new 400-plus new boats come into the fleet. We now have a boat population of 2,600; the boat-to-rig ratio is about 3.5. It’s well below where we need it to be for pricing power and good utilization, et cetera. So why are we excited? We see this macro picture developing.

Again, this is the slide of all the OSVs, the 2,800 that you just saw and when they were built. So you see everything to the left of the dotted line, the ones in red, are the 750 old boats that are going away. Fact is the average age is more like 30 years old for those boats, and they are exiting the market. Then we went through a period of about 8 to 10 years where nothing was built and then you see what happened. Over the past 8 to 10 years, not only Tidewater, but others have rebuilt their fleet and have new fleets going forward.

This is the same snapshot for just Tidewater. So you see how few; we’re actually down to 38 old vintage boats. And for anyone that’s followed Tidewater for a while, good God, it’s taken us a while. But to say we’re under 40 old boats , and actually on an OSV basis under 20 towing supply, platform supply vessel or whatever, anchor handler, the rest are crew boats and tugs that tend to last a little bit longer ; we’re just about out of the old boat business. And we have a very, very new fleet. In fact, our 226 new boats have an average age of 5.5 years, and our 38 traditionals at 27 years old. So we have this great new fleet to take us forward.

Where do we stand next to our competitors? We’re still the big guy. I don’t list the names of the companies, but it’s a mix of private and public companies; it’s a mix of U.S. companies and some international based companies. But, I tell people on this slide the most important column is the last one. It’s the one that says there’s about 350 operators around the world that have on average about 5 boats. This is still a very fragmented business.

When people talk about is there consolidation opportunities in this business, the answer’s yes. But, the fact is if Tidewater acquired the next five competitors, which is highly unlikely , but if we did, the next five, combined all of us together, we would have about a 25% market share. So still it would be fragmented even if we could combine the next five.

We talk about our history of earnings and solid through-cycle returns. This is a perfect example of a full cycle; where we were in the early 2000s, where we went three years of the top earnings in the company’s history, over 55 years’ history, getting up to just about $8 of earnings in fiscal ‘09, and then down it came. In reporting last Friday, through 9 months of this year we’re already at $2.09 of earnings through the 9-month period. So no matter what we do. and we don’t give earnings guidance, but no matter what we do in this fourth quarter, this March quarter, we should exceed where we have been, and that certainly is indicative of the marketplace. We are on the rebound; the tide has turned.

Our global strength, when people ask what are your core strengths we talk about safety. But, I immediately go to our global infrastructure, our international strength, our knowledge of operating all over the world; 50-plus years of operations. No one is as big and broad as we are. And it’s important at a time and even though the Gulf of Mexico is a good, vibrant market now, it is a far cry from where it was 10 years ago, 15 years ago. I’ve been with the company almost 25 years; where it was in the early ‘90s, when the rig count in the Gulf got up to 170 or so. Now, we’re all excited if it gets back to 50. And yes, it’s better than what it was a year or two ago, so that’s important. But, international we feel is where it’s at and we will continue to be big there, and a solid customer base of NOCs and IOCs.

Where are we in the world? We report four segments. Our largest, as you probably know, is sub-Saharan Africa, where over half of our boats are located there; and as most know, the largest single concentration of boats in the country of Angola. Second, the Americas, which includes the U.S. The U.S. part of the 63 boats, is 15 boats or less; a very minimal exposure in the deep water of the Gulf of Mexico. The other vessels would be in Mexico and Brazil there.

Next, MENA — Middle East/North Africa which ranges from the Med all the way to India. This is a number, and this is a slide I’ve been showing for 10, 12 years, and this is a number of assets that has grown and should continue to grow. The activity level of the Saudi Aramcos . You heard if you listened to our call last Friday, we put boats into Libya, into India. We see real growth potential in shallow and deep water in the MENA region in the future.

And lastly, AsiaPAC , which is at least for southeast Asia primarily a jackup market, which is recovering nicely, but also for us includes Australia, which is primarily a deeper water market, but a mix of about 29, 30 boats currently there.

People ask about the Gulf of Mexico; do we have U.S. flag vessels they can return to the Gulf? The answer is yes. We have about 20 vessels in total that are U.S. flag, that theoretically can return to the Gulf. They’re all working internationally. The fact is the demand in the U.S. Gulf is for deep water equipment alone and not all 20 of these are deep water vessels. So we have some opportunities. We have brought a few boats back to the Gulf. We will continue to assess the opportunities in the Gulf like we do opportunities elsewhere. We’re going to go and move our boats wherever we can get the best returns. If it happens to be in the U.S., fine, but we have no dictate to grow our business in the U.S. Gulf and to the detriment of somewhere else in the world.

This is our report card and what we’ve done on our new build program. Over the last 12 years, 256 vessels of which 29 are still under construction, you’ll see on the next slide — $4.2 billion spent or at least committed to, of which was spent about $3.7 billion. So we owe a little more than $500 million on the 29 vessels that are left to be constructed. And at the end of the calendar year, 227 new boats, again, with about a 5.5 year average life; a nice, young fleet to take us forward, to enjoy this up cycle.

The 29 boats that are under construction you see is primarily geared now to deep water PSVs. A few towing supply vessels and a few other; those are crew boats and tugs that we’re building. Again, a little over $500 million owed on those vessels.

What have we done over time? Our CapEx, this summarizes those 12 fiscal years. The blue is our CapEx, how much we’ve spent. That has kind of come and gone. We still are spending at a pretty good level because we see this being a good, viable market. There’s still opportunities to acquire and build assets at good pricing. The pricing hasn’t gone crazy at shipyards. But, what you see back there in the line is our cash flow from operations has come and gone at different times also. But, you see a consistent dividend payer. We pay at a rate of about $1 a share currently, which is about a 2 to 2.5% yield; so a nice yield on dividends.

And at times have bought back shares, sometimes in big ways. You see, through that same up cycle, the last up cycle, we bought back over $500 million worth of our shares because frankly the pricing of equipment got so expensive that we didn’t want to pay the escalated prices and return value to shareholders through share repurchases. We’ve done a little bit of that. We bought back $20 million worth of shares in the December quarter that just ended. So we continue to assess capital allocation and that dollar spent between spending it on a piece of iron and the returns that we believe we can generate there or the immediate returns of dividends and share repurchases. We have still $180 million left on a share repurchase authorization from our board, and we use it, as we say, opportunistically.

What our balance sheet looks like; about $50 million of cash on the balance sheet; debt of about $930 million; shareholders’ equity, $2.5 billion. So a net debt-to-cap and frankly, gross debt-to-cap of about 26, 27%; still very manageable. People ask what’s our sweet spot. I think we’re in our sweet spot. I think our sweet spot is probably in the 25 to 35% range. So you’ll see us bump around. We actually for the first time in the next year or two actually have some maturities of debt that come due, so that may naturally be paid down or may be refinanced; we don’t know. They’re all at great rates, so we have no intention of paying it off early. Our average coupon is about 4.3% on all of this debt. So we’re very proud of the timing and the amount that we have there.

And still have about $500 million of ready liquidity through the cash on our balance sheet and still a totally undrawn $450 million revolver. So still a great opportunity. You saw it this past quarter. We identified three first-class Norwegian-built deep water PSVs that we were able to move on quickly and buy them. So they are coming into our fleet. They were just about completed construction, so we get brand-new equipment we believe at great pricing, and we want to be able to keep a balance sheet to be able to do those sorts of things.

Again, looking back at revenue margin, a lot of concentration on what we can do from a margin standpoint. It’s the tell-all of our business. And I’m going to fast-forward through some of this. But when you look at this, the kind of average operating margin that we achieved through the last up cycle was about 50%. We actually got up to about 55% on our entire fleet through fiscal ‘09. Our quarterly revenue stream had gotten up to about $300 million — a little over $300 million.

Well, we’re just about past that now on a quarterly basis. Our operating margin on an absolute number got to just over $150 million quarterly. We’re just short of that now. So, we strive to get that operating margin percentage up from the low 40s back up to the 50, 55 range. And you’ll see in a second how we can do that.

I’m going to go through three slides here, our three major classes of assets. Deep water PSVs, we have 62 of them currently in our fleet. You saw in a previous slide we have 19 more that are under construction that will come in to a great deep water PSV market. About half of these vessels have rolled their contracts over this past year to new leading-edge rates. And those leading-edge rates on average went from $20,000 a day to $30,000 a day.

The average day rate for this group of assets is $27,000 in the December quarter, and only half of them have rolled their rate to new rates. If nothing happens to leading-edge day rates of deep water PSVs, and I’m not suggesting that nothing will happen to them, but if nothing does, over this next year, by natural rollovers of contracts the other 50% of these will roll up with several, several thousands of dollars of increase. And we think that that average rate that’s now at $27,000 will get to $30,000-plus a day. So a nice bump that we feel pretty certain will happen. This group of assets accounts for 40% of our current revenue. Obviously as we add more into it, that percentage will grow.

Our deep water anchor handlers; we only have 11 of these. This isn’t the strongest of markets and we don’t believe it will be the strongest of markets going forward, but good respectable utilization, day rates for what we paid for these 11 assets.

Get to the other core of our business. Towing supply vessels; this is the jackup/support market. We have 102 of these. These are only our new ones. We have another 20 or so older ones, but we’re not even considering them as we go forward. These are at great utilizations already, plus-85%, which is plenty enough utilization to push day rates. The rest of the world, though, is about at 75 or 80% on that. We need to get that utilization of the global fleet up a little bit more so that all of us can push day rates up.

The day rate that we averaged in the December quarter and frankly, for the last several years is just short of $14,000 a day. These day rates haven’t moved at all, even though the utilization is strong. You also see on this slide that at the last peak they maxed at about $20,000 a day. What these boats will do once the utilization globally gets up in our industry, I don’t know. But, we’re going to push them hard and there’s no reason to believe they can’t go through what we peaked at last time, just like the deep water PSVs are doing that. So we’re excited about this class. This is all based on future jackup performance, and it all looks pretty good. The more I hear from the drillers, they feel very confident that their new builds will go to work.

Lastly, our “coiled spring” slide, and I’ve had this for three or four years; I’ll continue to have it. The spring is uncoiling. It’s a little slow, to be honest, because we have a whole class of assets that haven’t moved their day rates yet. But, the way I build this is to say, look, first off this is not a projection of earnings per se; it’s a sensitivity analysis. This includes only our new equipment today and what we expect to have over the next couple years; so about 275 new pieces of equipment in our company.

If they do nothing but replicate the operating margin, day rate and utilization that existed in this December quarter that just ended that’s what you see on this slide we would put up earnings of about $4. If we can improve the utilization of this fleet to 85% and improve the day rate in its entirety 10%, the sensitivity jumps to $6 and EBITDA of about $560 million.

Again, another bump in utilization, another bump in day rate, over $10 of earnings. This and you heard me say before our new equipment during the last peak cycle actually hit about a 62% operating margin. In this $10 scenario, I’m only taking the operating margin percentage to about 54, 55%. We think we can do better than this. In looking back people questioned me, well, can you really get to a $20,000 day rate of this entire fleet?

You look back over the last year and a half, the day rate has moved by over $2,000 through what has not been a great time period; it’s been a recovering market but not a great one, and a whole class of boats that haven’t moved their day rates. So that’s bumped up 15% in the last year and a half. There’s no reason, given an improving jackup market specifically, that we can’t achieve these type day rates and operating margins. It’s the story of Tidewater going forward.

So I’ll leave you with that. I appreciate your time. And e have about a couple of minutes maybe for questions.

Audience Member:	(inaudible)

Joseph Bennett:	It depends upon where you’re going, obviously and whether you can get the MOB paid for. In a deep water PSV class most MOBs are paid for. I would say an average MOB reimbursement, a lump sum, would be in the $500,000 to $1,000,000 range. It would certainly cover our crew cost, cover our fuel cost. And as other classes tighten up, then more and more of those would be paid for as they move around.

Audience Member:	(inaudible)

Joseph Bennett:	It continues to be challenging, as you probably hear from everyone at this podium, for lots of different reasons. What you may be referring to at our conference call one quarter ago, we talked about delays an additional level of review that Petrobras had put into contracts for rigs and boats and other service operators. That continues to be slow.

And the way that that was addressed was when you are awarded — when you respond to a tender, win the bid, usually there’s a 30 to 60-day period by which you work out all the kinks and get the contract done. Well, what’s happened is Petrobras wasn’t awarding the contract and getting the boat on hire, and they would come back to people like ourselves and say, well, give us 30 to 60 more days.

In the meantime, what was that boat doing? Well, it depends on what it was doing. If it was still on a contract, let’s say, in West Africa, well, we continued to work it. If it was in Brazil and it was finishing an old contract and ready to hopefully roll on to this new one, it was being delayed. So, we had the opportunity as others to either say, no, thank you, we’re not going to extend the offer for another 30, 60 days because there was no guarantee that that was going to happen or say yes, we will.

In one case we had a deep water anchor handler that in the December quarter we got to the finish line. We put it on contract, very good rate. The thing is, is the day rates while the day rates in Brazil had suffered for a bit after Macondo, they’ve come back real nice. So, we would like to have this work. But again, most of these are for deep water PSVs, and because those are — that’s the strong class globally, we’re not going to turn down work in the sub-Saharan Africa to put it to work in Petrobras.

Now, we’d love to do it if they get it on hire, but it doesn’t work when you’re not working. It doesn’t generate revenue.

Audience Member:	Is Brazil your highest cost environment?

Joseph Bennett:	It’s right up there. No, I would say Australia is because of the crew cross. But , it’s not a significant area. From a significant area standpoint, Brazil’s probably first and I would probably suggest Angola’s second. It’s countries that have imposed more local content requirements is where you’re going to have the higher cost structures.

Analyst:	Alright, Joe. Thank you very much.

Joseph Bennett:	Thank you.